Exhibit (e)(3)
MUTUAL NON-DISCLOSURE AGREEMENT
     This MUTUAL NON-DISCLOSURE AGREEMENT (“Agreement”) is entered into effective March 25, 2009 (the “Effective Date”) by and between IXIA, a California corporation, with its executive offices located at 26601 W. Agoura Road, Calabasas, California 91302, and CATAPULT COMMUNICATIONS CORPORATION a Nevada corporation, with its principal place of business located at 160 South Whisman Road, Mountain View, California 94041.
RECITALS:
     WHEREAS, the parties hereto wish to exchange certain data and other information of a highly confidential or proprietary nature all for the purpose of exploring a potential business relationship (the “Transaction”) to the parties’ mutual benefit;
     WHEREAS, either party may disclose, from time to time, such data and information to the other party on a confidential basis for the limited purpose(s) set forth on Attachment A hereto;
     NOW, THEREFORE, in consideration of the foregoing recitals and of the disclosure by one party (“Disclosing Party”) of Confidential Information (as defined below) to the other party (“Receiving Party”), which Receiving Party acknowledges to be good and valuable consideration for its obligations hereunder, Disclosing Party and Receiving Party hereby agree as follows:
AGREEMENT:
     1. Each of the parties hereto acknowledges that the foregoing recitals are true and correct.
     2. “Confidential Information,” as used herein, shall mean all information and material (whether written or oral (if oral, a written summary of such information and/or material shall be delivered to Disclosing Party within ten days after its disclosure to Disclosing Party in order for such information and/or material to be treated as Confidential Information under this Agreement)) furnished or made available (whether before or after the date hereof) by Disclosing Party or its directors, officers, employees, independent contractors, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or potential sources of financing (collectively, “Representatives”) to Receiving Party or its Representatives, which concern the subject(s) listed on Attachment A hereto and which is proprietary to Disclosing Party, is marked or otherwise identified as “Confidential,” “Proprietary,” “Sensitive” or in another manner indicating its confidential and/or proprietary nature, or by the nature of the circumstances surrounding the disclosure or receipt of the information or material should be treated as Confidential Information. The term Confidential Information includes all such information or material which Receiving Party may obtain knowledge of through or as a result of the relationship established hereunder with Disclosing Party, access to Disclosing Party’s premises or communications with Disclosing Party’s

Representatives. The term Confidential Information also includes all notes, analyses, extracts, compilations, studies, interpretations or other materials prepared by Receiving Party to the extent they contain or reflect Disclosing Party’s Confidential Information.
     Without limiting the generality of the foregoing, Confidential Information includes, but is not limited to, the following types of information and materials: business and financial plans, financial information, strategies, know-how, designs, concepts, drawings, ideas, inventions (whether patentable or not), specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, operations, production techniques, purchasing information, employee names and information, employee expertise, processes, procedures, activities, new product or new technology information, marketing techniques and materials, marketing plans, timetables, development plans (including prospective trade names or trademarks), customer names and other information related to customers, and pricing policies.
     Notwithstanding anything to the contrary set forth in this Agreement, any and all information concerning Disclosing Party furnished or made available (whether before or after the date hereof) by Disclosing Party or its Representatives to Receiving Party or its Representatives, which concerns or is provided in connection with the subject(s) listed on Attachment A, including without limitation during due diligence sessions in person or by conference call, in any electronic data room or pursuant to any requests for additional information, whether such information furnished or made available is written or oral, or is or is not marked or otherwise identified as “Confidential” “Proprietary,” or “Sensitive,” shall be deemed Confidential Information for all purposes of this Agreement, subject to paragraph 3 hereof.
     3. Confidential Information shall not include information or material that (i) is now or later becomes generally known to the public (other than as result of a breach of this Agreement); (ii) is independently developed by Receiving Party without use of or access to Disclosing Party’s Confidential Information; (iii) Receiving Party lawfully obtains from any third party who has lawfully obtained such information; (iv) is later published or generally disclosed to the public by Disclosing Party; (v) at the time of its disclosure to Receiving Party, (A) is already known to Receiving Party and, to the best knowledge of Receiving Party, is not subject to any confidentiality obligations and the disclosure thereof to Receiving Party has not breached any confidentiality obligations, or (B) is available on a non-confidential basis to Receiving Party; (vi) is approved for release by prior written authorization of Disclosing Party; or (vii) is required to be disclosed pursuant to any applicable statute, law, rule or regulation of any governmental authority or pursuant to any order of any court of competent jurisdiction, provided that Receiving Party shall advise Disclosing Party of the request for disclosure in sufficient time to apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information. Receiving Party shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.
     4. Receiving Party shall use all Confidential Information solely for the limited purpose(s) set forth on Attachment A (the “Purpose”) and shall hold in confidence and not disclose such Confidential Information in any manner to, or permit the use thereof by, any person or persons other than Receiving Party’s Representatives who have a legitimate need to know or to have access to such Confidential Information and who are first informed by Receiving Party of the confidential nature of the Confidential Information and agree to maintain the confidentiality of such Confidential Information. Receiving Party will cause its Representatives to observe the terms of this letter agreement, and will be responsible for any breach of this Agreement by any of its Representatives. Receiving Party covenants that it will use such degree of care as is reasonable and necessary to protect and safeguard the confidentiality of Disclosing Party’s Confidential Information and represents that such degree of care is reasonably designed to protect the confidentiality of proprietary and confidential information. Except as otherwise expressly permitted under this Agreement, Receiving Party shall not use or disclose to others, or permit the use or disclosure of, any Confidential Information of Disclosing Party, and shall not take advantage of any corporate opportunity of Disclosing Party disclosed to Receiving Party under this Agreement. Receiving Party agrees to advise Disclosing Party promptly in writing upon the occurrence of any unauthorized disclosure, misappropriation or misuse of any Confidential Information or other breach of this Agreement of which Receiving Party may become aware and that any such breach does not relieve Receiving Party of any of its obligations hereunder. Except to the extent required by law, neither party shall disclose the existence or subject matter of the discussions or business relationship contemplated by this Agreement, the existence of this Agreement or the identity of the parties hereto.
     5. Receiving Party shall not copy (except as reasonably required for the Purpose), alter, modify, disassemble, reverse engineer or decompile any Confidential Information without the prior written consent of Disclosing Party. Disclosing Party understands that Receiving Party develops and/or acquires software, firmware and hardware for its own products and that existing or planned software, firmware of hardware independently developed or acquired by Receiving Party may contain ideas, concepts, techniques or systems that are similar to or compete with ideas, concepts, techniques or systems contained in the Disclosing Party’s Confidential Information disclosed under this Agreement. Each party understands and agrees that nothing in this Agreement will be construed or interpreted as limiting the right of either party hereto to develop, or acquire from a third party, similar software, firmware or hardware containing such ideas, concepts, techniques or systems, for any purpose and without obligation to the other party, so long as such matter is created independently and lawfully (whether created by a party hereto or a third party) and without any use of or reference to the Confidential Information of Disclosing Party.
     6. If either party determines not to proceed with the Transaction, then such party will promptly inform the other party of that decision and, in that case, or at any time upon the request of Disclosing Party or any of its Representatives, Receiving Party will, at the election of Disclosing Party, either (i) promptly destroy all copies of the written Confidential Information in its or its Representatives’ possession and confirm such destruction to Disclosing Party in writing, or (ii) promptly deliver to Disclosing Party at its own expense all Confidential Information, together with any copies thereof that may have been made) in its or its Representatives’ possession. In addition, in the event of such a decision or request, all other Confidential Information prepared by Receiving Party shall be destroyed and no copy thereof shall be retained except that Receiving Party shall not be required to destroy or return any electronic copies of Confidential Information created pursuant to its standard electronic archival and back-up procedures (it being agreed that any such electronic copies shall remain subject to the confidentiality and other obligations set forth in this Agreement). Notwithstanding the return or destruction of the Confidential Information, Receiving Party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder, and all such obligations shall expressly survive the return or destruction of the Confidential Information. Any oral Confidential Information will continue to be subject to the terms of this Agreement.
     7. The parties acknowledge that neither Disclosing Party, nor its Representatives, nor any of its or their respective officers, directors, employees, agents or controlling person within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and the parties agree that no such person will have any liability relating to the Confidential Information or for any errors therein or omissions therefrom. The parties further agree that Receiving Party is not entitled to rely on the accuracy or completeness of the Confidential Information and that Receiving Party will be entitled to rely solely on such representations and warranties as may be included in a definitive agreement signed by the parties with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.
     8. Receiving Party understands and acknowledges that Disclosing Party claims that such Confidential Information has been developed or obtained by Disclosing Party through the investment of significant time, effort and expense, and that such Confidential Information provides Disclosing Party with a significant competitive advantage in its business. Receiving Party acknowledges and agrees that due to the unique nature of Disclosing Party’s Confidential Information there may be no adequate remedy at law for any unauthorized disclosure or use by Receiving Party of any Confidential Information, or any other breach by Receiving Party hereunder, that any such breach may result in irreparable injury to Disclosing Party and that, therefore, upon any such breach or threat thereof, Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Receiving Party of this Agreement but shall be in addition to all other remedies available at law or equity to Disclosing Party.
     9. The parties are aware, and will advise their respective Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
     10. Each party agrees that, for a period of two years following the Effective Date, neither it nor any of its affiliates will, without the prior written consent of the other party : (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other party or any subsidiary thereof, or of any successor to or person in control of the other party, or any assets of the other party or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other party or its securities or assets; (iv) form, join or in any way participate in a “group” (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (v) request the other party or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph. Each party will promptly advise the other party of any inquiry or proposal made to it with respect to any of the foregoing. Pursuant to the immediately preceding sentence, Catapult hereby advises Ixia that it may receive inquiries and proposals from third parties regarding a potential transaction with Catapult and, if Catapult is required to maintain the confidentiality of any such inquiries or proposals, then Catapult will not be obligated to advise Ixia of any such inquiries or proposals.
     11. Each party agrees that, for a period of three (3) years following the Effective Date, it will not, directly or indirectly, solicit for employment or employ, nor assist any third party in soliciting for employment or employing, nor recommend to any third party that they solicit for employment or employ, any employee of the other party or any of its subsidiaries with whom it has had contact or who became known to it in connection with its consideration of the Transaction; provided, however, that the foregoing restrictions shall not apply to any employees who respond to newspaper or internet help wanted advertisements that are not directed or targeted at employees of the other party and who were not previously solicited, induced or otherwise encouraged by such party or its Representatives to respond to such advertisements.
     12. Receiving Party acknowledges and agrees that (a) Disclosing Party and its Representatives are free to conduct the process leading up to a possible Transaction as Disclosing Party and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to Receiving Party or any other person); (b) Disclosing Party reserves the right, in its sole discretion, to change the procedures relating to its consideration of the Transaction at any time without prior notice to Receiving Party or any other person, to reject any and all proposals made by Receiving Party or any of its Representatives with regard to the Transaction, and to terminate discussions and negotiations with Receiving Party at any time and for any reason; and (c) unless and until a written definitive agreement concerning the Transaction has been executed and except as set forth in this Agreement, neither party nor any of its Representatives will have any liability to the other party with respect to the Transaction, whether by virtue of this Agreement, any other written or oral expression with respect to the Transaction or otherwise.
     13. This Agreement shall not be assignable by either party, and neither party may delegate its duties hereunder, without the prior written consent of the other party, which consent may be granted or denied in the sole discretion of the non-assigning party, except that in the event that more than 50% of the capital stock of Disclosing Party is acquired by any person or entity, Receiving Party’s consent shall not be required for an assignment of this Agreement to such person or entity. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
     14. Nothing in this Agreement shall be construed as creating any obligation on the part of Disclosing Party to disclose any Confidential Information whatsoever. Nothing in this Agreement shall be construed as granting Receiving Party any license or any other rights with respect to Disclosing Party’s proprietary rights or Confidential Information. The parties further acknowledge and agree that each party reserves the right, in its sole discretion, to terminate discussions and negotiations with the other party at any time and for any reason or no reason.
     15. Nothing contained in this Agreement shall be construed as creating any obligation, implicit or otherwise, or an agreement on the part of either party to enter into a business relationship with the other party, or an obligation to refrain from entering into a business relationship with any third party. Nothing contained in the Agreement shall be construed as creating a joint venture, partnership or employment relationship between Receiving Party and Disclosing Party, it being understood that Receiving Party and Disclosing Party are independent contractors vis-à-vis one another. Except as specified herein, no party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other party.
     16. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, representations and understandings, whether written or oral. In the event of a conflict between any provision of this Agreement and the provision(s) of any other agreement or understanding between the parties hereto, the provision of this Agreement shall control. The formation, interpretation and performance of this Agreement shall be governed by the laws of the State of California. Any legal action arising out of or in connection with this Agreement or any breach hereof shall be brought and prosecuted in an appropriate court of competent jurisdiction in Santa Clara County or Los Angeles County, California. In the event that litigation arises in connection with enforcement of any provision of this Agreement, the prevailing party in such litigation shall be entitled to recover its attorneys’ fees and expenses, in addition to any other relief to which it may be deemed entitled. The inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision hereof. No provision of this Agreement shall be amended, modified or waived except by an instrument in writing signed by the parties hereto. This Agreement may be executed in counterparts, each of which shall be enforceable as an original, but which together shall constitute one and the same instrument.
     17. Except as otherwise provided herein, this Agreement shall become effective on the Effective Date and shall automatically terminate one year after such Effective Date; provided, however, that at any time prior to such termination, either party may terminate this Agreement upon written notice to the other party. Notwithstanding termination of this

Agreement for any reason and except as otherwise expressly provided in this Agreement, the rights and obligations herein of the parties hereto shall survive for three years following the termination of this Agreement with respect to any Confidential information received prior to such termination.
     18. Each party warrants and represents that it has carefully read and understood this Agreement, and acknowledges receipt of a copy thereof. Each person executing this Agreement warrants and represents that he or she has the authority to enter into this Agreement on behalf of the person, firm or corporation listed above his or her name.
     IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the dates set forth below.

IXIA		Catapult Communications Corporation

By:	/s/ Ronald W. Buckley	By:	/s/ Richard A. Karp
Name:	Ronald W. Buckley	Name:	Richard A. Karp
Title:	SVP & General Counsel	Title:	Chairman & CEO

ATTACHMENT A
Subject(s) of Confidential Information:
Information and data regarding the business of each party, including but not limited to products, product development plans, customers, financial information and employees.
Purpose(s) of Disclosure of Confidential Information:
To enable the parties to engage in general business discussions regarding a variety of potential business relationships, including the Receiving Party’s possible acquisition of all of the outstanding capital stock or all or substantially all the assets of the other party.